MP 63 Fund

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below revokes all prior powers granted by the undersigned to the extent inconsistent herewith and constitutes and appoints Lee Nelson and/or Vita Nelson to act as attorney-in-fact and agent, with power of substitution and resubstitution, for the undersigned in any and all capacities, solely for the purpose of signing any amendments to the Registration Statement on Form N-1A of MP 63 Fund, Inc., and filing the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

/S/________________________

Vita Nelson, Director

Dated as of June 26, 2019